Exhibit 10.5

[Avalanche Biotechnologies, Inc. letterhead]

August 11, 2015

Mehdi Gasmi

1035 O’Brien Drive

Suite A

Menlo Park, California 94025

Re: Base Salary Increase

Dear Mehdi:

Pursuant to your Special Bonus Letter, dated July 23, 2015, you were notified of the Special Bonus of $100,000 for your services as interim Chief Scientific Officer.

In addition to the Special Bonus, effective August 15, 2015, the Board of Directors of Avalanche Biotechnologies, Inc. has determined to increase your annual base salary to $330,000 per year.

We greatly appreciate your services to the Company during this transition time.

Sincerely,

/s/ Mark S. Blumenkranz Mark S. Blumenkranz, M.D. Chairman of the Board